Exhibit 99.1

May 8, 2013

GenMark Diagnostics Reports First Quarter 2013 Results

•	Quarterly Reagent Revenue Grows Over 463%

•	Installed Base Grows to 339 Analyzers

•	Quarterly Gross Margin Reaches 55%

•	Annuity Per Analyzer Increases to $146,000

CARLSBAD, Calif. – (BUSINESS WIRE) – GenMark Diagnostics, Inc. (Nasdaq:GNMK), a leading provider of automated, multiplex molecular diagnostic testing systems, today reported financial results for the first quarter ended March 31, 2013.

Revenues for the quarter ending March 31, 2013 were $11.1 million compared with $2.2 million during the first quarter of 2012. The 414% year-over-year increase in total revenue reflects an increase in the number of systems placed at customer sites, growth in test menus and a significant increase in the number of tests sold. Reagent revenues for the first quarter grew 463% year-over-year to $10.8 million from $1.9 million. Instrument and other revenues increased by 22.8% year-over-year to $295,000 from $240,000 due mainly to capital sales of instruments.

The Company placed a net 42 analyzers during the quarter, bringing the total installed base to 339, all in end-user laboratories within the U.S. market.

Gross profit for the quarter ending March 31, 2013 was $6.1 million, or 55% of revenue, compared with a gross profit of $472,000, or 21.8% of revenue for the same period in 2012. The continued improvement in gross profit is the result of significant volume increases and manufacturing efficiencies.

Operating expenses increased $4.3 million to $10.3 million during the first quarter of 2013 compared with the first quarter of 2012. Selling, General and Administrative expenses increased $912,000 year-over-year due to the increase in revenue, headcount growth and other corporate expenses. Research and Development expenses increased $3.4 million due to an expansion of the R&D team, menu development for the XT-8 and continued development work on the NexGen platform.

Net loss for the first three months of 2013 was $4.2 million, or $0.13 loss per share, compared to net loss of $5.6 million, or $0.28 loss per share, for the prior year period.

“We significantly grew our reagents business in the first quarter by adding new customers, increasing the number of net new analyzers, as well as expanding menu utilization and revenue with existing customers,” stated GenMark’s President & CEO Hany Massarany. “Furthermore, we’ve made excellent progress toward the development of our NexGen system and now plan to complete it in Q2, 2014.”

The Company ended the first quarter of 2013 with $45 million in cash, cash equivalents, investments and restricted cash. The Company intends to continue utilizing its cash balances to invest in new product and menu development, including the development of its NexGen platform, and for infrastructure improvements and general corporate purposes.

INVESTOR CONFERENCE CALL

GenMark will hold a conference call to discuss first quarter 2013 results and the outlook for 2013 at 4:15PM EST today. The conference call and webcast can be accessed live through the Company’s website under the Investor Relations section and will be archived for future reference. To listen to the conference call, please dial (877) 312-5847 (US/Canada) or (253) 237-1154 (International) and use the conference ID number 17509226 approximately five minutes prior to the start time.

ABOUT GENMARK

GenMark Diagnostics is a leading provider of automated, multiplex molecular diagnostic testing systems that detect and measure DNA and RNA targets to diagnose disease and optimize patient treatment. Utilizing GenMark’s proprietary eSensor® detection technology, GenMark’s eSensor® XT-8 system is designed to support a broad range of molecular diagnostic tests with a compact, easy-to-use workstation and self-contained, disposable test cartridges. GenMark currently markets four tests that are FDA cleared for IVD use: Cystic Fibrosis Genotyping Test, Respiratory Virus Panel, Thrombophilia Risk Test, and Warfarin Sensitivity Test. A number of other tests, including HCV Genotyping, 2C19 Genotyping, and 3A4/3A5 Genotyping are available for research use only. For more information, visit www.genmarkdx.com.

SAFE HARBOR STATEMENT

This press release includes forward-looking statements regarding events, trends and business prospects, which may affect our future operating results and financial position. Such statements, including, but not limited to, those regarding our growth strategy, are all subject to risks and uncertainties that could cause our actual results and financial position to differ materially. Some of these risks and uncertainties include, but are not limited to, our research and development plans and timelines, including with respect to the expected completion of our NexGen system, risks related to our history of operating losses, the need for further financing and our ability to access the necessary additional capital for our business, inherent risk and uncertainty in the protection intellectual property rights, and regulatory uncertainties regarding approval or clearance for our products, as well as other risks and uncertainties described under the “Risk Factors” in our public filings with the Securities and Exchange Commission. We assume no responsibility to update or revise any forward-looking statements to reflect events, trends or circumstances after the date they are made.

SOURCE: GenMark Diagnostics, Inc.

GenMark Diagnostics, Inc.

Hany Massarany

Chief Executive Officer

760-448-4358

GenMark Diagnostics, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except par value)

(unaudited)

	As of March 31, 2013	As of December 31, 2012
Current assets
Cash and cash equivalents	$32,017	$51,250
Investments	11,786	—
Restricted Cash	1,094	1,343
Accounts receivable - net of allowance of $38 and $30	4,363	3,190
Inventories	3,175	1,993
Other current assets	382	226

Total current assets	52,817	58,002
Property and equipment, net	7,347	7,074
Intangible assets, net	2,566	1,832
Other long-term assets	1,108	1,108

Total assets	$63,838	$68,016
Current liabilities
Accounts payable	$2,315	$2,445
Accrued compensation	1,791	3,076
Current portion of loan payable	353	638
Other current liabilities	3,515	3,015

Total current liabilities	7,974	9,174
Long-term liabilities
Loan payable, net of current portion	59	63
Other noncurrent liabilities	2,300	2,329

Total liabilities	10,333	11,566

Stockholders’ equity
Common stock, $0.0001 par value; 100,000 authorized; 32,750 and 32,753 shares issued and outstanding as of March 31, 2013 and December 31, 2012, respectively	3	3
Preferred stock, $0.0001 par value; 5,000 authorized, none issued	—	—
Additional paid-in capital	248,683	247,449
Accumulated deficit	(194,741)	(190,566)
Accumulated other comprehensive loss	(440)	(436)

Total stockholders’ equity	53,505	56,450

Total liabilities and stockholders’ equity	$63,838	$68,016

GenMark Diagnostics, Inc.

Condensed Consolidated Statements of Comprehensive Loss

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2013	2012
Revenue
Product revenue	$10,968	$2,120
License and other revenue	133	39

Total revenue	11,101	2,159
Cost of sales	5,034	1,687

Gross profit	6,067	472
Operating expenses
Sales and marketing	2,359	1,418
General and administrative	2,558	2,587
Research and development	5,381	1,949

Total operating expenses	10,298	5,954

Loss from operations	(4,231)	(5,482)

Other income (expense)
Interest income (expense), net	68	(20)
Other expense	(5)	(24)

Total other income (expense)	63	(44)

Loss before income taxes	(4,168)	(5,526)
Provision for income taxes	(7)	(32)

Net loss	$(4,175)	$(5,558)

Net loss per share, basic and diluted	(0.13)	(0.28)

Weighted average number of shares outstanding	31,835	20,094
Other Comprehensive Loss
Net loss	$(4,175)	$(5,558)
Net unrealized loss on investments	(4)	—

Comprehensive loss	$(4,179)	$(5,558)

GenMark Diagnostics, Inc.

Condensed Consolidated Statement of Cash Flows

(In thousands)

(Unaudited)

	Three months ended March 31,
	2013	2012
Cash flows from operating activities:
Net loss	$(4,175)	$(5,558)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	498	264
Share-based compensation	697	506
Bad debt provision	29	(28)
Non-cash inventory adjustments	403	(636)
Changes in operating assets and liabilities:
Accounts receivable	(1,202)	72
Inventories	(1,531)	757
Other current assets	(116)	165
Accounts payable	129	(112)
Accrued compensation	(856)	(188)
Other liabilities	20	(738)

Net cash used in operating activities	(6,104)	(5,496)

Cash flows from investing activities
Restricted cash	249	—
Purchase of available-for-sale securities	(13,848)	—
Payments for intellectual property licenses	(345)	(739)
Purchases of property and equipment	(1,003)	(17)
Proceeds from sales of marketable securities	2,000	—
Maturity of short-term investment	—	5,000

Net cash (used in) provided by investing activities	(12,947)	4,244

Cash flows from financing activities
Principal repayment of borrowings	(287)	(267)
Proceeds from stock exercises	105	—

Net cash used in financing activities	(182)	(267)

Net decrease in cash and cash equivalents	(19,233)	(1,519)
Cash and cash equivalents at beginning of period	51,250	25,320

Cash and cash equivalents at end of period	$32,017	$23,801

Non-cash investing and financing activities:
Property and equipment purchased with capital lease	$—	$109
Transfer of systems from property and equipment into inventory	$54	$47
Property and equipment costs incurred but not paid included in other current liabilities	$333	$728
Intellectual property acquisition included in accrued liabilities	$453	$—
Supplemental cash flow disclosures:
Cash received for interest	$75	$—
Cash paid for interest	$7	$—